EXHIBIT 10.2

FIRST AMENDMENT TO LEASE AGREEMENT

This First Amendment to Lease Agreement (this “Amendment”) is dated to be effective as of the 24th day of November, 2010 (the “Effective Date”), by and between GREDEL PROPERTIES, L.L.C., a New Jersey limited liability company (“Landlord”), and PARLUX FRAGRANCES, INC., a Delaware corporation (“Tenant”).

R E C I T A L S

A.           Landlord and Tenant entered into that certain lease dated on or about April 17, 2006 (the “Original Lease”, with the Original Lease and this Amendment being collectively hereinafter referred to as the “Lease”), whereby Landlord leases to Tenant that certain approximately 198,500 rentable square foot premises described in the Lease (the “Leased Premises”) in that certain building located at 1000 Riverside Drive (formerly Industrial Avenue), Keasbey, NJ 08832, commonly known as Block 61, Lots 1A, 1B and 2 on the tax maps of the Township of  Woodbridge, Middlesex County, New Jersey (the “Building”).

B.           Landlord and Tenant now desire to amend the Lease as provided for herein.

Now therefore, in consideration of the covenants contained herein, Landlord and Tenant agree as follows:

1. Lease Term Extension.  Landlord and Tenant hereby acknowledge and agree that, pursuant to the Original Lease, the Lease Term (also referred to in the Original Lease as “Term”) expires on August 31, 2011. Provided that, as of the Extension Commencement Date (hereinafter defined), no default under the Lease has occurred (beyond any applicable notice, cure, and or grace period), the Lease Term is hereby extended for a period of forty eight (48) months (the “Extension Term”), commencing on September 1, 2011 (the “Extension Commencement Date”) and expiring at 11:59 PM EST on August 31, 2015 (the “Expiration Date”), and the Monthly Base Rent (also referred to in the Original Lease as “fixed base rent”) payable from January 1, 2011 through the Expiration Date shall be as follows:

Months	Annual Base Rent Rate Per Rentable Sq. Ft. (NNN)	Monthly Base Rent (NNN)
1/1/2011-12/31/2011	$4.95	$81,881.25
1/1/2012- 8/31/2012	$5.15	$85,189.58
9/1/2012- 8/31/2013	$5.35	$88,497.92
9/1/2013- 8/31/2014	$5.45	$90,152.08
9/1/2014- 8/31/2015	$5.65	$93,460.42

On the Expiration Date (or earlier termination of the Lease), Tenant shall surrender the Leased Premises to Landlord pursuant to the terms of the Lease, including Paragraph 27 of the Original Lease.  Except as otherwise expressly set forth in the Original Lease, Tenant accepts the Leased Premises, the Building and the common areas in their AS IS, WHERE IS condition and state of repair existing as of the Extension Commencement Date, and Tenant agrees that Landlord shall not be required to perform any work, supply any materials, or incur any expense to prepare the Leased Premises for Tenant’s occupancy.

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2.Taxes.  Effective as of the Extension Commencement Date, Paragraph 7 of the Original Lease shall be modified as follows:

(a) Paragraph 7(a).  The first sentence of Paragraph 7(a) shall be deleted and the following sentence shall be inserted in lieu thereof:

“In lieu of paying real-estate taxes assessed against the Leased Premises, Tenant shall pay, as a part of additional rent, an amount equal to $1.27 per rentable square foot of the Leased Premises per calendar year (for a total of $252,095 per calendar year) during the Extension Term (the “Real Estate Tax Payment”). The Real Estate Tax Payment shall be paid to Landlord every month during the Extension Term on the same day that fixed base rent is due hereunder. Tenant shall not have the right to contest any assessment of taxes (including the Real Estate Tax Payment) against the Leased Premises, Building or Project (except for any personal property taxes against Tenant’s personal property in the Leased Premises). The Real Estate Tax Payment does not include any taxes levied or assessed against any of Tenant’s personal property, alterations, or fixtures in the Leased Premises.”

(b)           Paragraphs 7(b) & 7(c).  Paragraphs 7(b) and 7(c) of the Original Lease are hereby deleted in their entirety.

(c)           Remaining Provisions of Paragraph 7.  As a point of clarification, except as otherwise set forth herein, the remaining terms and conditions of Paragraph 7 in the Original Lease shall not be altered or amended hereby, and shall be in full force and effect.

3.  Tenant’s Renewal Option. Effective as of the Extension Commencement Date, Paragraph 35 of the Original Lease shall be deleted in its entirety and replaced with the   following:

(a)           Provided that no default under the Lease has occurred (beyond any applicable notice, cure, and or grace period), and Tenant is occupying the Leased Premises at the time of such election, Tenant may renew this Lease for one (1) additional period of five (5) years (“Renewal Term”), by delivering written notice of the exercise thereof to Landlord (the “Renewal Notice”) no less than 365 days before the expiration of the Lease Term (as same is extended herein).  The Base Rent payable for each month during the Renewal Term shall be at ninety five percent (95%) of the then prevailing rental rate (the “Prevailing Rental Rate”), at the commencement of the Renewal Term, for renewals of space in the Building of equivalent quality, size, utility and location, with the length of the Renewal Term, any agreed upon tenant improvements (or allowances) to the Premises, and the credit standing of Tenant, to be taken into account.  Within thirty (30) days after receipt of Tenant’s notice to renew, Landlord shall deliver to Tenant: (a) written notice of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any, and the other terms and conditions offered; and (b) an amendment to this Lease which shall memorialize the renewal of the Lease Term, adjustment to Base Rent (if any), and any other terms agreed to by Landlord and Tenant.  If Landlord fails to timely deliver written notice of the Prevailing Rental Rate, Tenant shall have the right to retract its exercise of the renewal option granted herein.  Tenant shall, within thirty (30) days after receipt of Landlord’s notice and the Lease amendment (the “Renewal Acceptance Period”): (i) notify Landlord in writing, by executing the Lease amendment and delivering same to Landlord, whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate, (ii) notify Landlord in writing of its retraction of the renewal option granted herein, in which event this Lease shall expire on the last day of the Lease Term, or (iii) invoke the Broker Determination procedure for determining the Prevailing Rental Rate as set forth in Paragraph 3(d) below.  If Tenant timely notifies Landlord (by providing the signed Lease amendment to Landlord within the time period set forth above), that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, then the Lease Term shall be renewed as set forth herein and in the amendment on the same terms provided in this Lease, except as follows: (I) Base Rent shall be adjusted to the Prevailing Rental Rate; (II) Tenant shall have no further renewal option unless expressly set forth herein or granted by Landlord in writing; and (III) Landlord shall lease to Tenant the Leased Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like).

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(b)           Tenant’s rights under this Paragraph 3 shall terminate if (1) this Lease or Tenant’s right to possession of the Leased Premises is terminated, (2) Tenant assigns any of its interest in this Lease or sublets any portion of the Leased Premises except in connection with a Transfer to a Tenant Affiliate, or as otherwise consented to by Landlord, (3) Tenant fails to timely exercise its option under this Paragraph, time being of the essence with respect to Tenant’s exercise thereof; (4) Landlord determines, in its sole but reasonable discretion, that Tenant’s financial condition or creditworthiness has materially deteriorated since the date of this Lease.

(c)           If: (I) Tenant timely rejects Landlord’s determination of the Prevailing Rental Rate, (II) fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate, or (III) fails to timely notify Landlord in writing that Tenant is invoking the Broker Determination procedure for determining the Prevailing Rental Rate as set forth in Paragraph 3(d) below, or fails to comply with the Broker Determination for determining the Prevailing Rental Rates, time being of the essence with respect thereto, then Tenant’s rights under this Paragraph shall terminate and Tenant shall have no right to renew this Lease.

(d)           The procedure for determining the Prevailing Rental Rate set forth in this Paragraph 3(d) shall be defined as the “Broker Determination” procedure.  In the event that Tenant timely and properly invokes the Broker Determination procedure, then Landlord and Tenant shall each, within fifteen (15) days thereafter, appoint an independent real-estate broker with at least ten years' commercial real estate leasing experience in the immediate vicinity of the Leased Premises for properties of a similar nature to the Building.  If either party fails to timely appoint a broker who satisfies all of the foregoing qualifications, then the determination of the broker who has been appointed shall determine the Prevailing Rental Rate; and if both parties fail to timely appoint a broker who satisfies all of the foregoing qualifications, then Landlord’s initial determination of Prevailing Rental Rate shall control.  The two brokers shall then, within ten (10) days after the appointment of the latter, attempt to agree upon the Prevailing Rental Rate, and if the two brokers agree upon the Prevailing Rental Rate within such ten (10)-day period, they shall both notify Landlord and Tenant of their determination, and such determination shall be binding upon Tenant and Landlord.  Upon final determination of the Prevailing Rental Rate, Landlord and Tenant shall promptly execute an amendment to the Lease memorializing the terms and conditions (including the final determination of the Prevailing Rental Rate and the other provisions set forth in this Paragraph) whereby Landlord will lease the Leased Premises to Tenant during such Renewal Term.  The parties shall pay for the expenses of their own brokers and shall share equally the cost of the third broker.

(e)           Landlord and Tenant hereby acknowledge and agree that: (I) as of the Effective Date, any option previously granted to Tenant to cancel or terminate the Lease prior to the expiration of the Lease Term (except as set forth in Paragraphs 11 and 28 in the Original Lease) is terminated, null and void, of no further force or effect, and Tenant shall no longer have any cancellation rights; and (II) except as set forth in this Amendment, Tenant shall not have any further option to renew or extend the Lease Term.

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4.  Broker. Landlord and Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction except for Nate Demetsky, who represents Landlord (“Landlord’s Broker”) and Frank Caccavo, who represents Tenant (“Tenant’s Broker”), in this transaction and that except for Landlord’s Broker and Tenant’s Broker no broker, agent or other person brought about this transaction. Landlord and Tenant agree to indemnify each other and hold harmless from and against any claims by any broker, agent or other person (except for Landlord’s Broker or Tenant’s Broker) claiming a commission or other form of compensation by virtue of having dealt with Tenant and Landlord with regard to this Amendment.  Landlord agrees to pay Landlord’s Broker and Tenant’s Broker pursuant to a separate agreement(s) between each of them.

5.  Release of Landlord, Tenant. Tenant, for itself and on behalf of its subsidiaries and divisions, hereby waives and releases any and all known claims and causes of action, if any, which it has or may have against Landlord or any of its agents arising out of or in any way related to, directly or indirectly, the Original Lease and this Amendment, and/or the operation or condition of the Leased Premises. Landlord hereby waives and releases any and all known claims and causes of action, if any, which it has or may have against Tenant or any of its agents arising out of or in any way related to, directly or indirectly, the Original Lease, this Amendment and/or the operation or condition of the Leased Premises.  As used in this Paragraph, the term “known claims” shall mean and include any claims and/or causes of action that Tenant, or Landlord, as the case may be, is actually aware of on the date of execution of this Amendment.

6.  Miscellaneous.   Landlord and Tenant represent each to the other that it has full right and authority to enter into this Amendment.  All other terms and conditions of the Lease, except as specifically amended or modified by this Amendment, shall remain in effect and unchanged.  All terms used herein having initial capital letters and not otherwise herein defined shall have the meaning ascribed to such terms in the Lease, and effective as of the Extension Commencement Date, any defined terms in the Original Lease that are also defined herein, shall be replaced with the defined terms in this Amendment.  If any conflict exists between the provisions in this Amendment and the Original Lease, then this Amendment controls.  The Lease, including this Amendment, constitutes the entire agreement of the Landlord and Tenant with respect to the subject matter of the Lease and this Amendment, and contains all of the covenants and agreements of Landlord and Tenant with respect thereto.  The recitals set forth above are true and correct and are hereby incorporated herein by this reference.  Landlord and Tenant each acknowledge that no representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations not expressly set forth in this Amendment are of no effect.  This Amendment may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.  Except as modified in this Amendment, Landlord and Tenant hereby ratify and confirm all provisions of the Lease.  Accordingly, the parties agree that the Lease remains in full force and effect with the exception of the lease terms and obligations that are amended herein.

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THIS FIRST AMENDMENT TO LEASE AGREEMENT is dated to be effective as of the date first written above.

TENANT:	PARLUX FRAGRANCES, INC., a Delaware corporation

	By:	/s/ Frank Buttacavoli
	Name:	Frank Buttacavoli
	Title:	Executive Vice President and COO

LANDLORD:	GREDEL PROPERTIES, L.L.C., a New Jersey limited liability company

	By:	GreDel Holdings, L.L.C., a New Jersey limited liability company, its sole member

	By:	GreDel Holdings, L.L.C., a New Jersey limited liability company, as manager

	By:	/s/ Andy Sitzer
	Name:	Andy Sitzer
	Title:	Vice President

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